Report of Independent Registered Public Accounting Firm


To the Shareholders and
Board of Trustees of the Claymore/Exchange-Traded Fund Trust

In planning and performing our audit of the financial statements of each of the portfolios encompassing the Claymore/Exchange-Traded Fund Trust listed in Exhibit A attached hereto (the "Funds") as of and for the periods ended August 31, 2007, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered their internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we express no such opinion.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefit their and related costs of controls. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company's assets that could have a material effect on the financial statements.

Because of their inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the company's ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

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Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Funds' internal control over financial reporting and their operation, including controls for safeguarding securities, that we consider to be a material weakness as defined above as of August 31, 2007.

This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                                              Ernst & Young LLP

Chicago, Illinois
October 18, 2007

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                                    Exhibit A


o Claymore/BIR Leaders 50 ETF as of and for the period from April 2, 2007 through August 31, 2007.

o Claymore/BIR Leaders Mid-Cap Value ETF as of and for the period from April 2, 2007 through August 31, 2007.

o Claymore/BIR Leaders Small-Cap Core ETF as of and for the period from April 2, 2007 through August 31, 2007.

o Claymore/BNY BRIC ETF as of and for the period from September 6, 2007 through August 31, 2007.

o Claymore/Clear Mid-Cap Growth Index ETF as of and for the period from April 26, 2007 through August 31, 2007.

o Claymore/Clear Spin-Off ETF as of and for the period from December 15, 2006 through August 31, 2007.

o Claymore/Great Companies Large-Cap Growth Index ETF as of and for the period from April 2, 2007 through August 31, 2007.

o Claymore/Index IQ Small-Cap Value ETF as of and for the period from April 26, 2007 through August 31, 2007.

o Claymore/LGA Green ETF as of and for the period from December 15, 2006 through August 31, 2007.

o Claymore/Ocean Tomo Growth Index ETF as of and for the period from April 2, 2007 through August 31, 2007.

o Claymore/Ocean Tomo Patent ETF as of and for the period from December 15, 2006 through August 31, 2007.

o Claymore/Sabrient Defender ETF as of and for the period from December 15, 2006 through August 31, 2007.

o Claymore/Sabrient Insider ETF as of and for the period from September 21, 2006 through August 31, 2007.

o Claymore/Sabrient Stealth ETF as of and for the period from September 21, 2006 through August 31, 2007.

o Claymore/Zacks Growth & Income Index ETF as of and for the period from April 2, 2007 through August 31, 2007.

o Claymore/Zacks Mid-Cap Core ETF as of and for the period from April 2, 2007 through August 31, 2007.

o Claymore/Zacks Sector Rotation ETF as of and for the period from September 21, 2006 through August 31, 2007.

o Claymore/Zacks Yield Hog ETF as of and for the period from September 21, 2006 through August 31, 2007.